UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2005

COPANO ENERGY, L.L.C.

(Exact name of registrant as specified in its charter)

Delaware	001-32329	51-0411678
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 Allen Parkway, Suite 1200 Houston, Texas		77019
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code: (713) 621-9547

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

$350 Million Senior Secured Revolving Credit Facility

On August 1, 2005, we entered into a new $350 million senior secured revolving credit facility (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent, Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager, and a group of financial institutions.  The Credit Agreement matures on July 31, 2010.

On August 1, 2005, we borrowed $232 million under the Credit Agreement to: (i) partially finance the Acquisition (as defined in Item 2.01 below) and (ii) to repay in full indebtedness outstanding under certain of our subsidiaries’ credit agreements.  Future borrowings under the Credit Agreement are available for acquisitions, capital expenditures, working capital and general corporate purposes. The Credit Agreement does not provide for the type of working capital borrowings that would be eligible, pursuant to our limited liability company agreement, to be considered available cash distributable to our unitholders. The Credit Agreement is available to be drawn on and repaid without restriction so long as we are in compliance with the terms of the Credit Agreement, including certain financial covenants.

The Credit Agreement contains various covenants that limit our and certain of our operating subsidiaries’ ability to grant certain liens; make certain loans and investments; make certain capital expenditures outside our current lines of business or certain related lines of business; make distributions other than from available cash (as defined in our limited liability company agreement); merge or consolidate with or into a third party; or engage in certain asset dispositions, including a sale of all or substantially all of our assets. Additionally, the Credit Agreement limits our and certain of our operating subsidiaries’ ability to incur additional indebtedness with certain exceptions, including under the Term Loan Facility (as defined below), purchase money indebtedness and indebtedness related to capital or synthetic leases not to exceed $5,000,000; unsecured indebtedness not to exceed $5,000,000 and unsecured indebtedness qualifying as subordinated debt.

The Credit Agreement also contains covenants, which, among other things, require us and certain of our subsidiaries, on a consolidated basis, to maintain specified ratios or conditions as follows:

•                  EBITDA (as defined) to interest expense of not less than 2.5 to 1.0 through September 30, 2005, 2.75 to 1.0 from December 31, 2005 through June 30, 2006, and 3.0 to 1.0 thereafter;

•                  EBITDA minus maintenance capital expenditures to consolidated fixed charges of not less than 1.5 to 1.0 through September 30, 2005, and 1.75 to 1.0 thereafter;

•                  total debt to EBITDA of not more than 5.5 to 1.0 through September 30, 2005, 5.0 to 1.0 from December 31, 2005 through June 30, 2006, and 4.75 to 1.0 thereafter; and

•                  total senior debt to EBITDA of not more than 3.75 to 1.0 through September 30, 2005 and 3.5 to 1.0 thereafter.

The obligations under the Credit Agreement are secured by first priority liens on substantially all of our assets and substantially all of the assets of our subsidiaries (other than Webb/Duval Gatherers, Southern Dome, LLC and certain subsidiaries with insignificant assets). Additionally, the obligations under the Credit Agreement are guaranteed by substantially all of our subsidiaries (other than Webb/Duval Gatherers, Southern Dome, LLC and certain subsidiaries with insignificant assets).

At our election, interest under the Credit Agreement is determined by reference to (1) the British Bankers Association LIBOR rate, or LIBOR, plus an applicable margin between 1.75% and 2.75% per annum or (2) the higher of the federal funds rate plus 0.5% or the prime rate plus, in either case, an applicable margin between 0.25% and 1.25% per annum.  Interest is payable quarterly for prime rate loans and at the applicable maturity date for LIBOR loans, except that if the interest period for a LIBOR loan is six months, interest will be paid at the end of each three-month period.

If an event of default exists under the Credit Agreement, the lenders will be able to accelerate the maturity of the obligations outstanding under the Credit Agreement and exercise other rights and remedies.  Each of the following will be an event of default;

•                  failure to pay any principal when due or any interest, fees or other amount within certain grace periods;

•                  failure to perform or otherwise comply with the covenants in the credit agreement or other loan documents, subject, in certain instances, to certain grace periods;

•                  default by us on the payment of any other indebtedness in excess of $5,000,000, or any default in the performance of any obligation or condition with respect to such indebtedness beyond the applicable grace period if the effect of the default is to permit or cause the acceleration of the indebtedness;

•                  bankruptcy or insolvency events involving us or our subsidiaries;

•                  the entry of, and failure to pay, one or more adverse judgments in excess of $5,000,000 against which enforcement proceedings are brought or that are not stayed pending appeal; and

•                  a change of control (as defined in the Credit Agreement).

$170 Million Senior Unsecured Term Loan Facility

On August 1, 2005, we entered into a $170 million senior unsecured term loan facility (the “Term Loan Facility”) with Banc of America Bridge, LLC, as the Lender, and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager.  The proceeds from the Term Loan Facility were used to pay a portion of the purchase price of the Acquisition.

The Term Loan Facility matures on August 1, 2006.  Any outstanding term loans on August 1, 2006 (the “Conversion Date”) will be automatically converted into new term loans with a six year term (the “Rollover Loans”) subject to satisfaction of certain conditions.  On and after the Conversion Date, the Lenders (as defined in the Term Loan Facility) holding at least $42,500,000 of the Rollover Loans may elect to exchange their Rollover Loans for exchange notes, which will be governed by the Exchange Note Indenture (as defined in the Term Loan Facility).  The obligations under the Term Loan Facility are general unsecured obligations of our company and certain of its subsidiaries.

The Term Loan Facility contains customary restrictive covenants pertaining to management and operations of our company and our subsidiaries, which are substantially similar to those contained in the Credit Agreement.  The Term Loan Facility also includes the same financial covenants as those contained in the Credit Agreement except that the required interest expense and consolidated fixed charge coverage ratios have been set 0.50 to 1 lower and the permitted total debt and total senior debt to EBITDA ratios have been set 0.50 to 1 higher. Generally, amounts outstanding under the Bridge Facility will bear interest at a base rate being the greater of (1) three-month LIBOR plus an applicable margin initially equal to 5% per annum or (ii) 8.5% per year; provided that the rates and margins increase by 0.50% per quarter while the Term Loan Facility remains outstanding subject to a cap of 11.0% (subject to certain additional interest rate increases in certain circumstances).  In addition, the Term Loan Facility contains covenants that obligate us to use commercially reasonable efforts to refinance the Term Loan Facility as promptly as practicable and, within certain time periods, to prepare the Exchange Note Indenture and to register the related exchange notes with the Securities and Exchange Commission.

The Term Loan Facility also includes events of default substantially similar to those contained in the Credit Agreement.  If an event of default under the Term Loan Facility shall occur and be continuing, the principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable.

The foregoing descriptions of the Credit Agreement and the Term Loan Facility do not purport to be complete and are qualified in their entirety by reference to the Credit Agreement and the Term Loan Facility, which will be filed as exhibits to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

Item 2.01  Acquisition or Disposition of Assets.

On August 1, 2005, our wholly owned subsidiary, Copano Energy/Rocky Mountains and Mid-Continent, L.L.C., a Delaware limited liability company (“Copano Energy RMMC”), acquired all of the membership interests in Tulsa-based ScissorTail Energy, LLC (“ScissorTail”) for $495 million in cash, which reflected estimated net working capital adjustments (the “Acquisition”).  ScissorTail was acquired from ScissorTail Holdings, LLC and Hamilton ScissorTail LLC, two entities controlled by Jay A. Precourt and Fredric C. Hamilton, respectively.  ScissorTail’s assets consist primarily of approximately 3,200 miles of gathering pipelines and three processing plants with current processing capacity of approximately 100 MMcf/d.  We financed the Acquisition and related costs with:

•      Borrowings of approximately $179 million of the $232 million initially borrowed under the Credit Agreement;

•      Borrowings of $170 million under our new senior unsecured term loan facility; and

•      Net proceeds from a $175 million private placement of equity to certain institutional investors.

On August 2, 2005, we issued a press release announcing the Acquisition.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 to this Current Report on Form 8-K is hereby incorporated by referenced into this Item 2.03.

Item 3.02  Unregistered Sales of Equity Securities.

On August 1, 2005, to partially fund the Acquisition, we privately placed 4,830,758 Class B Units and 1,372,458 Common Units for aggregate net proceeds of $175 million.  Institutional investors who participated in the private placement include Kayne Anderson MLP Investment Company, the Principal Strategies Group of Goldman, Sachs & Co., two funds managed by Tortoise Capital Advisors, LLC, two closed-end funds sub-advised by Fiduciary Asset Management, Alerian Capital Management, LLC, RCH Energy MLP Fund and two funds managed by Strome Investment Management, L.P.

The purchase price for the Class B Units and Common Units was based on the ten-day average closing price for our Common Units ending on June 15, 2005, with the application of a 2% discount for the Common Units and a 4.5% discount for the Class B Units.  The Class B Units represent a new class of equity securities that is entitled to a special quarterly distribution equal to 110% of the distribution received by the Common Units, has no voting rights other than as required by law and is subordinated to the Common Units on dissolution and liquidation.  If approved by a vote of our unitholders, the Class B Units will convert into Common Units on a one-for-one basis.  We have agreed to hold a special meeting of our unitholders to consider the conversion as soon as feasible but no later then 180 days following completion of the Acquisition.  The allocation of Common Units and Class B Units was modified from previously announced levels to accomodate NASDAQ listing requirements.

On August 2, 2005, we issued a press release related to the Acquisition and related financings.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03  Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 1, 2005, we amended our limited liability company agreement to provide for the issuance of the Class B Units, a new class of equity securities that is entitled to a special quarterly distribution equal to 110% of the distribution received by the Common Units, has no voting rights other than as required by law and is subordinated to the Common Units on dissolution and liquidation.  If approved by a vote of our unitholders, the Class B Units will convert into Common Units on a one-for-one basis.

Item 9.01  Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

(1)   Audited financial statements of ScissorTail Energy, LLC for the years ended December 31, 2002, 2003 and 2004.

Report of Independent Certified Public Accountants

Members

ScissorTail Energy, LLC

We have audited the accompanying balance sheets of ScissorTail Energy, LLC (a Delaware limited liability company) as of December 31, 2004 and 2003, and the related statements of operations, members’ equity and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2004.   These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the Auditing Standards Board of the American Institute of Certified Public Accountants.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances,  but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ScissorTail Energy, LLC as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/Grant Thornton LLP

Tulsa, Oklahoma
July 8, 2005

ScissorTail Energy, LLC

Balance sheets

December 31, 2004 and 2003

	2004	2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$9,720,088	$8,782,561
Accounts receivable	25,227,934	18,546,927
Prepaid expenses and other	561,037	692,067
Derivative assets	1,037,284	244,980
Total current assets	36,546,343	28,266,535

PROPERTY, PLANT AND EQUIPMENT, at cost:
Land and rights-of-way	4,777,180	4,462,597
Natural gas processing plant	15,093,932	15,023,920
Pipelines and pipeline equipment	40,584,490	34,635,694
Compressors	15,587,784	14,155,939
Corporate and other	1,105,761	1,063,505
Construction-in-progress	4,668,349	2,884,092
	81,817,496	72,225,747
Less-accumulated depreciation	(8,513,328)	(5,442,219)
Net property, plant and equipment	73,304,168	66,783,528

OTHER ASSETS:
Gas purchase contract, net of accumulated amortization of $3,990,546 and $3,115,209 in 2004 and 2003, respectively	2,042,454	2,917,791
Loan origination fees, net of accumulated amortization of $157,521 and $59,372 in 2004 and 2003, respectively	154,845	252,994
Deposits and other	1,555,646	330,578
Total other assets	3,752,945	3,501,363

Total assets	$113,603,456	$98,551,426

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES:
Gas purchases payable	$28,265,596	$19,681,384
Accounts payable-
Trade	3,024,437	1,378,689
Due to affiliate	17,504	39,865
Accrued liabilities	2,807,407	3,522,266
Derivative liabilities	521,255	250,478
Current portion of long-term debt and capital lease obligation	—	6,102,453
Total current liabilities	34,636,199	30,975,135

NONCURRENT LIABILITIES:
Long-term debt and capital lease obligation	—	7,316,884
Notes payable to affiliates	—	5,853,253
Derivative liabilities	—	13,460
Total noncurrent liabilities	—	13,183,597

COMMITMENTS AND CONTINGENCIES

MEMBERS’ EQUITY:
Members’ equity	78,451,228	54,411,652
Accumulated other comprehensive income (loss)	516,029	(18,958)
Total members’ equity	78,967,257	54,392,694

Total liabilities and members’ equity	$113,603,456	$98,551,426

The accompanying notes are an integral part of these financial statements.

ScissorTail Energy, LLC

Statements of operations

For the years ended December 31, 2004, 2003 and 2002

	2004	2003	2002

REVENUES	$252,224,689	$145,193,981	$59,701,401

OPERATING COSTS AND EXPENSES:
Natural gas purchases and gas transportation costs	202,105,134	121,446,327	50,011,532
System operating and maintenance expenses	11,357,889	7,902,252	4,192,375
General and administrative expenses	3,801,182	3,001,332	1,425,552
Depreciation and amortization	4,058,449	3,668,299	2,765,913
Total operating costs and expenses	221,322,654	136,018,210	58,395,372

OPERATING INCOME	30,902,035	9,175,771	1,306,029

OTHER INCOME (EXPENSE):
Interest expense	(681,686)	(1,236,389)	(1,337,805)
Interest income and other	119,227	(39,655)	29,301

NET INCOME (LOSS)	$30,339,576	$7,899,727	$(2,475)

The accompanying notes are an integral part of these financial statements.

ScissorTail Energy, LLC

Statements of members’ equity and comprehensive income (loss)

For the years ended December 31, 2004, 2003 and 2002

	Members’ Equity	Accumulated Other Comprehensive Income (Loss)	Total

BALANCE, January 1, 2002	$27,513,870	$(126,357)	$27,387,513

MEMBER CONTRIBUTIONS	500,530	—	500,530

COMPREHENSIVE LOSS:
Net Loss	(2,475)	—	(2,475)
Current period change in derivative instruments	—	(206,512)	(206,512)
Total comprehensive loss			(208,987)

BALANCE, December 31, 2002	28,011,925	(332,869)	27,679,056

MEMBER CONTRIBUTIONS	18,500,000	—	18,500,000

COMPREHENSIVE INCOME:
Net Income	7,899,727	—	7,899,727
Current period change in derivative instruments	—	313,911	313,911
Total comprehensive income			8,213,638

BALANCE, December 31, 2003	54,411,652	(18,958)	54,392,694

MEMBER DISTRIBUTIONS	(6,300,000)	—	(6,300,000)

COMPREHENSIVE INCOME:
Net Income	30,339,576	—	30,339,576
Current period change in derivative instruments	—	534,987	534,987
Total comprehensive income			30,874,563

BALANCE, December 31, 2004	$78,451,228	$516,029	$78,967,257

The accompanying notes are an integral part of these financial statements.

ScissorTail Energy, LLC

Statements of cash flows

For the years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
OPERATING ACTIVITIES:
Net income (loss)	$30,339,576	$7,899,727	$(2,475)
Adjustments to reconcile net income (loss) to net cash provided by operating activities-
Depreciation and amortization	4,058,449	3,668,299	2,765,913
(Gain) loss on sale of assets	(40,073)	39,972	(28,583)
Non-cash interest on notes due to affiliates	—	421,668	390,706
Changes in operating assets and liabilities, net of effect of acquisition-
Accounts receivable	(6,681,007)	(12,669,535)	(1,253,696)
Prepaid expenses and other	131,030	(344,268)	37,663
Other assets	(1,235,069)	(214,293)	193
Gas purchases payable	8,584,212	9,779,636	1,497,170
Accounts payable	1,623,387	1,101,253	(1,335,670)
Accrued liabilities	(714,859)	1,703,378	235,001
Net cash provided by operating activities	36,065,646	11,385,837	2,306,222

INVESTING ACTIVITIES:
Acquisition of assets of Duke Energy Field Services	—	(23,063,588)	—
Purchase of property, plant and equipment	(9,653,169)	(3,148,137)	(1,182,546)
Proceeds from sale of property, plant and equipment	97,640	186,166	—
Net cash used in investing activities	(9,555,529)	(26,025,559)	(1,182,546)

FINANCING ACTIVITIES:
Proceeds from long-term debt	—	5,793,621	728,288
Payments of long-term debt and capital lease obligation	(14,272,590)	(2,349,543)	(2,845,406)
Proceeds from borrowings on notes payable to affiliates	—	—	2,000,000
Payments of notes due to affiliates	(5,000,000)	—	—
Member contributions	—	18,500,000	500,530
Payment of accrued member distributions	—	(377,811)
Loan origination fees	—	(312,368)	—
Refund of loan origination fees	—	—	63,406
Distributions to members	(6,300,000)	—	—
Net cash provided by (used in) financing activities	(25,572,590)	21,253,899	446,818

INCREASE IN CASH AND CASH EQUIVALENTS	937,527	6,614,177	1,570,494
CASH AND CASH EQUIVALENTS, beginning of year	8,782,561	2,168,384	597,890
CASH AND CASH EQUIVALENTS, end of year	$9,720,088	$8,782,561	$2,168,384

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$1,534,938	$825,025	$714,054
Non-cash financing activities:
Property, plant and equipment acquired under capital lease obligations	$—	$—	$70,885
Transfer of asset in settlement of note payable to affiliate	$—	$—	$263,333

The accompanying notes are an integral part of these financial statements.

ScissorTail Energy, LLC

Notes to financial statements

A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

1.     Organization

ScissorTail Energy, LLC (the Company), a limited liability company, was organized June 29, 2000 under the laws of the state of Delaware. The Company primarily gathers and processes natural gas in Oklahoma.

2.     Use of Estimates

The preparation of financial statements in conformity with accounting principles general accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results may differ from those estimates.

3.     Cash Equivalents

The Company considers all investments purchased with initial maturities of three months or less to be cash equivalents. Cash equivalents consist primarily of investment in highly liquid securities.  The carrying amounts of cash equivalents reported in the balance sheets approximate their fair values.  Cash on hand at December 31, 2004 and 2003 is held by one financial institution that management believes to be high-quality and financially strong.  At times, cash in banks may exceed federally insured limits.

4.     Revenue Recognition

Revenues and costs are recognized at the time the natural gas is processed and delivered to the applicable pipeline for transportation to the Company’s customers.

5.     Natural Gas Imbalances

The Company generally settles natural gas imbalances in physical quantities of natural gas, rather than in cash.  The Company values imbalances receivable at the lower of cost or market. Imbalances payable are valued at the higher of the natural gas price in effect at the time of production, or market value of the gas.  The Company had natural gas imbalances receivable of $396,390 and $950,014, and natural gas imbalances payable of $26,398 and $730,736, at December 31, 2004 and 2003, respectively.  Natural gas imbalances are included in accounts receivable and gas purchases payable at December 31, 2004 and 2003.

6.     Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are customer obligations due under normal industry trade terms and arise from the sale of natural gas and natural gas products.  The majority of the Company’s receivables due at any one time are from a limited number of customers that the Company believes to be established, creditworthy companies. The Company records an allowance for doubtful accounts based on specifically identified amounts that management believes to be uncollectible. At December 31, 2004 and 2003, no allowance was considered necessary.

7.     Property, Plant and Equipment

The Company records property, plant and equipment, including assets under capital leases, at cost.  The Company charges the cost of repairs and maintenance to expense as incurred and capitalizes the cost of replacements, renewals and betterments.

The Company capitalizes all direct costs associated with the construction of natural gas processing plants and pipeline gathering systems.  These capitalized costs include incremental salaries and benefits of employees working on these projects.  The total of such capitalized costs was $346,714 and $202,538 in 2004 and 2003, respectively.

8.     Intangible Assets

Intangible assets consist of a gas purchase contract that was acquired in a business combination in 2000.  The Company amortizes the assets on the straight-line method over the term of the contract.  Amortization expense was approximately $875,000 for each of the years ended December 31, 2004, 2003 and 2002.  Estimated aggregate amortization expense for the remainder of the contract term is approximately: 2005 - $875,000, 2006 - $875,000 and 2007 - $292,000.

9.     Depreciation and Amortization

The Company computes depreciation of the natural gas processing plant, pipelines and pipeline equipment, compressors and other property, including assets acquired under capital leases, based on the straight-line method over the estimated useful lives of the related assets, which range from 3 to 25 years.

Loan origination fees are amortized using the straight-line method over the term of the related credit agreement.

10.  Acquisitions

In June 2003, the Company purchased certain assets from Duke Energy Field Services for approximately $24.3 million, excluding liabilities assumed of approximately $1.2 million.  Approximately $4.5 million was provided by borrowings and $18.5 million by member contributions.  This acquisition was made in order to increase future cash flow and expand capacity and customer base.  The results of operations of these assets are included in the statements of operations beginning in June 2003.

The purchase price was allocated to the assets acquired and the liabilities assumed based on their fair values at the acquisition date.  The purchase price allocation was as follows:

Processing plants	$2,188,750
Gathering lines	10,645,461
Compressors and meters	7,284,180
Land and right of way	3,600,330
Vehicles	456,983
Other	76,084

Total assets acquired	24,251,788
Less total liabilities assumed	(1,188,200)

Net assets acquired	$23,063,588

11.  Income Taxes

As a limited liability company, the Company does not generally pay corporate income taxes.  Instead, the income or loss of the Company for tax purposes is allocated to each of the Company’s members for inclusion in their respective tax returns.  Consequently, no provision for income taxes has been reflected in the financial statements.

12.  Participation in Revenues, Costs and Expenses

The Company allocates revenues, costs and expenses in accordance with the terms of the Limited Liability Company Agreement to each of the two members based on each member’s ownership interest of 75% and 25%, respectively. The two members’ equity balances were $59,225,443 and $19,741,814 at December 31, 2004 and $40,794,520 and $13,598,174, at December 31, 2003.

13.  Impairment of Long-Lived Assets

The Company reviews the carrying value of long-lived assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and the eventual disposition.  If undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the assets.  No impairment was deemed necessary for the years ended December 31, 2004, 2003 and 2002.

14.  Concentrations and Credit Risk

The Company purchases and sells natural gas and natural gas products in the Mid-Continent region of the United States.  While sales to various customers are generally unsecured, the Company has not experienced any significant credit losses from such sales.  The majority of sales for the year ended December 31, 2004, were to three customers that accounted 49%, 24% and 13% of total revenues.   At December 31, 2004, these customers accounted for 54%, 18% and 14%, respectively of outstanding accounts receivable.  For the years ended December 31, 2003 and 2002, two customers accounted for 49% and 30% and 53% and 33%, respectively, of total revenues.  At December 31, 2003, accounts receivable from significant customers represented 44% and 29% of outstanding accounts receivable.

15.  Derivatives and Hedging

The Company applies the provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, to its derivatives and hedging activities.  The fair value of all derivative assets and liabilities that are designated and documented as cash flow hedges and determined to be effective are recorded through other comprehensive income.  The amount on the balance sheet relating to derivative assets and liabilities in accumulated other comprehensive income will be reclassified into earnings when the transactions being hedged occur.

In 2004 and 2003, the Company entered into certain natural gas derivative transactions consisting of call and put options and collars, which represent cash flow hedges executed in order to hedge the Company’s exposure to changes in the price of natural gas.  The Company has a formal policy for any hedge transaction that limits the open position to no more than 9,000 mmbtu per day in any one month.  At December 31, 2004, the summary of the Company’s derivative contracts is as follows:  Collars for 100,000 to 250,000 mmbtu per month for the period January 2005 through October 2005 at prices ranging from $5.00 to $9.00.  At December 31, 2003, the summary of the Company’s derivative contracts is as follows:  Puts for 40,000 to 100,000 mmbtu per month for the period June 2003 through May 2004 at prices ranging from $4.00 to $4.10; one call option for 40,000 mmbtu per month for the period July 2003 through May 2004 at a price of $6.50; collars for 40,000 to 100,000 mmbtu per month for the periods from November 2003 through March 2004 at prices ranging from $4.50 to $7.00.

In 2004 and 2003, the Company entered into certain derivative transactions on behalf of three major suppliers from whom the Company purchases a significant volume of natural gas.  The arrangement with the suppliers provides that any gains or losses that result from the derivative transactions pass through to the suppliers.  In addition, the suppliers have each provided the Company with guarantees for any losses incurred on the derivative contracts up to $15,000,000.  The Company evaluates the credit risk related to the suppliers on a regular basis, and the Company received a fee up to $1,000 per month related to these transactions.  The Company does not record any other revenue or expense associated with the derivative transactions and recognizes the amounts due to or receivable from the suppliers, for net settlements of the derivative transactions.  The Company had approximately $130,000 due from suppliers at December 31, 2004, and $4,500 due to the suppliers at December 31, 2003, included in gas purchases receivable and payable, respectively, in the accompanying balance sheets.

16.  Accumulated Other Comprehensive Income

Accumulated other comprehensive income relates solely to derivative hedging activity.  The reconciliation of accumulated other comprehensive income for the years ended December 31, 2004, 2003 and 2002, is as follows:

	2004	2003	2002

Balance, beginning of period	$(18,958)	$(332,869)	$(126,357)
Current period reclassification to earnings	19,100	(104,993)	131,264
Current period change	515,887	418,904	(337,776)
Balance, end of period	$516,029	$(18,958)	$(332,869)

17.  Fair Value of Financial Instruments

The carrying amount of accounts receivable, accounts payable and long-term debt approximates fair value.  Derivative instruments, which consist of natural gas hedges, are carried at fair value.

18.  Asset Retirement Obligations

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (SFAS 143).  This statement requires entities to record the fair value of a liability for legal obligations associated with the retirement obligations of tangible long-lived assets in the period in which the obligation is incurred and can be reasonably estimated.  When the liability is initially recorded, a corresponding increase in the carrying amount of the related long-lived asset is recorded.  Over time, accretion of the liability is recognized each period, and the capitalized cost is depreciated over the useful life of the related asset.  Upon settlement of the liability, an entity either sells the obligation for its recorded amount or incurs a gain or loss on settlement.  The standard became effective for the Company on January 1, 2003.

Under the implementation guidelines of SFAS No. 143, the Company has reviewed its long-lived assets for asset retirement obligation (ARO) liabilities and identified any such liabilities.  The Company determined it was not required to recognize any such potential liabilities.  The Company’s rights under its easements are renewable or perpetual and retirement action, if any, is required only upon nonrenewal or abandonment of the easements.  The Company currently expects to continue to use or renew all such easement agreements and to use these properties for the foreseeable future.  Accordingly, management is unable to reasonably estimate and record liabilities for its obligations that fall under the provisions of SFAS No. 143 because it does not believe that any of the applicable assets will be retired or abandoned the foreseeable future.  The Company will record AROs in the period in which the obligation may be reasonably estimated.

19. Shipping and Handling Costs

In accordance with the Emerging Issues Task Force Issue 00-10, Accounting for Shipping and Handling Fees and Costs, the Company has classified as revenue amounts for natural gas, compression and treating that could be considered handling costs.  Shipping and handling costs related to products sold are included in cost of sales.

20.  New Accounting Standards

FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (FIN 47).  In March 2005, the FASB published FIN 47, which requires companies to record a liability for those asset retirement obligations in which the timing or amount of settlement of the obligation are uncertain.  These conditional obligations were not addressed by SFAS 143.  The Company has not yet determined the impact, if any, that this pronouncement will have on its financial statements.

SFAS No. 123 (Revised 2004), Share-Based Payment (SFAS 123R).  In December 2004, the FASB issued SFAS 123R, which replaces SFAS 123 and supercedes Accounting Principles Board (APB) Opinion No. 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values, and is effective for fiscal periods beginning after June 15, 2005. The Company does not expect SFAS 123R to have a material impact on its results of operations, cash flows or financial position.

SFAS No. 153, Exchanges of Nonmonetary Assets-an amendment of APB Opinion No. 29 (SFAS 153).  In December 2004, the FASB issued SFAS 153, which amends APB Opinion No. 29 by eliminating the exception to the fair-value principle for exchanges of similar productive assets, which were accounted for under APB Opinion No. 29 based on the book value of the asset surrendered with no gain or loss recognition.  SFAS 153 also eliminates APB 29’s concept of culmination of an earnings process. SFAS 153 is effective for nonmonetary transactions occurring in fiscal periods beginning after June 15, 2005. The impact of SFAS 153 will depend on the nature and extent of any exchanges of nonmonetary assets after the effective date, but the Company does not currently expect SFAS 153 to have a material impact on its results of operations, cash flows or financial position.

SFAS No. 154, Accounting Changes and Error Correction - a replacement of APB Opinion No. 20 and FASB Statement No. 3 (SFAS 154).  In May 2005, the FASB issued SFAS 154 which requires that the direct effect of voluntary changes in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Indirect effects of a change should be recognized in the period of the change.  SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The impact of SFAS 154 will depend on the nature and extent of any voluntary accounting changes and correction of errors after the effective date, but the Company does not currently expect SFAS 154 to have a material impact on its results of operations, cash flows or financial position.

EITF Issue No. 03-13, Applying the Conditions in Paragraph 42 of SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations (EITF 03-13).  In November 2004, the EITF reached a consensus with respect to evaluating whether the criteria in SFAS 144 has been met for classifying as a discontinued operation a component of an entity that either has been disposed of or is classified as held for sale.  To qualify as a discontinued operation, SFAS 144 requires that the cash flows of the disposed component be eliminated from the operations of the ongoing entity and that the ongoing entity not have any significant continuing involvement in the operations of the disposed component after the disposal transaction.  The consensus is to be applied prospectively to a component of an entity that is either disposed or classified held for sale in fiscal periods beginning after December 15, 2004.  The Company does not currently expect EITF 03-13 to have a material impact on its results of operations, cash flows or financial position.

B - RELATED PARTY TRANSACTIONS

In September 2001, the Company entered into a subordinated note agreement with a related party for $3,750,000.  The note bore interest at 7.5% annually, due June 30, 2006. The Company had outstanding borrowings of $3,750,000  plus accrued interest of $640,602 as of December 31, 2003.  Interest expense of $311,466, $316,298 and $293,132 was incurred on the note during the years ended December 31, 2004, 2003 and 2002, respectively.  The note and accrued interest were repaid in their entirety in December 2004.

In October 2001, the Company entered into a subordinated note agreement with a related party for $1,250,000.   The note bore interest at 7.5% annually, due June 30, 2006. The Company had outstanding borrowings of $1,250,000 plus accrued interest of $212,651 at December 31, 2003.  Interest expense of $103,759, $105,369 and $97,575 was incurred on the note during the years ended December 31, 2004, 2003 and 2002, respectively.  The note and accrued interest were paid in their entirety in December 2004.

The Company has an agreement with a related party wherein the Company is billed monthly for a portion of the costs of certain Company executives who provide their services to both the related party and the Company.  In 2004, 2003 and 2002 those allocated costs totaled $512,522, $505,360 and $217,094, respectively.  These costs are allocated based on the estimated amount of time spent by the executives working for the Company.

An affiliate of one of the Company’s members owns working interests in certain wells operated by one of the Company’s principal suppliers.  Included in other assets on the balance sheets is a gas purchase contract that represents a long-term contract with this supplier.  The contract provides for the Company’s acquisition of natural gas under terms believed to be favorable to the Company.

In February 2001, the Company entered into a subordinated note agreement with a related party for $263,333.  The note was payable on demand and bore interest at 7.5% annually, and was secured by an aircraft.  In June 2002, the aircraft was transferred to the affiliate in settlement of the note payable.  Interest expense for the year ended December 31, 2002 was $9,875.

C - LONG-TERM DEBT AND CAPITAL LEASE OBLIGATION

The Company has a loan and security agreement (the Credit Facility) with a commercial bank.  On May 30, 2003, the Credit Facility was amended and restated to provide for a $15,000,000 revolving loan and a $12,000,000 term loan.  As collateral for the Credit Facility, the Company has pledged substantially all of its assets.

In November 2004, the Company entered into a letter of credit agreement with a commercial bank in the amount of $1,100,000.  At December 31, 2004, there were no amounts due under this agreement.

The amount that the Company can borrow under the revolving loan is limited, at any given time, to the borrowing base as determined by eligible accounts receivable.   For each advance, the Company designates the interest terms by selecting either a prime rate revolving loan or a LIBOR revolving loan (both defined in the Credit Facility).  Interest payments are due monthly.  The outstanding principal and all accrued interest on the revolving loan are due and payable May 29, 2006.  The Company had no amounts outstanding under the revolving loan at December 31, 2004 and 2003.  The availability under the borrowing base was approximately $15,000,000 and $10,500,000 at December 31, 2004 and 2003, respectively.

The Company used proceeds from the term loan to finance the acquisition of certain gathering assets in 2003.  For each advance, the Company designated the interest terms by selecting either a prime rate term loan or a LIBOR term loan.  At December 31, 2003, the Company had outstanding amounts due under the term loan of $11,199,000.  At December 31, 2003, the interest rates on the unpaid principal balances were as follows:  $10,500,000 at LIBOR plus 3.25% (4.40%) and $699,000 at Prime plus .75% (4.75%).  Interest payments were due monthly. The principal balance on the term loan was due in monthly installments of $266,667 with the remaining unpaid principal balance and all unpaid accrued interest due May 29, 2006.  During 2004, the Company repaid the term loan in its entirety.

During 2001, the Company entered into a capital lease for four compressors for use on its gathering system.  The capitalized cost of the assets financed under this agreement was approximately $2,684,000.  The term of the lease was 84 months. The lease obligation was payable in monthly installments of approximately $35,000 through September 2008 at which time a total final balloon payment of $785,454 was due.  Total amounts due under the capital leases were $2,155,246 at December 31, 2003.  During 2004, the Company exercised its option to purchase these compressors and paid the leases in full.

D - COMMITMENTS AND CONTINGENCIES

The Company enters into natural gas purchase contracts, natural gas and natural gas liquids sales contracts and natural gas processing agreements in the ordinary course of its gas gathering and processing business.

Under the provisions of a natural gas liquids sales agreement with one of the Company’s major customers, the Company is subject to incremental transportation charges if the delivered volumes of liquids are less than a specified minimum volume.  Through December 31, 2004, the volumes delivered were less than the specified minimum.  As a result, the Company has accrued an obligation of approximately $467,000 and $440,000 at December 31, 2004 and 2003.

The Company had an operating lease for a pipeline that requires an annual rental payment of $180,000.  Effective December 29, 2003, the Company exercised its option to purchase the pipeline for $1,251,209.

Certain key employees of the Company have profit participation agreements that provide for cash payments in the event of a change of control of ScissorTail.  Any profit participation amount payable under these agreements would be based on the employee’s profit percentage multiplied by the net proceeds of the transaction giving rise to a change of control.  For purposes of these agreements, a change of control occurs when ScissorTail Holdings, LLC and Hamilton ScissorTail LLC, taken together, no longer own or control at least 50% of the membership interests in ScissorTail Energy, LLC.

The Company leases office space and equipment under non-cancellable operating leases.  Future minimum commitments under operating leases as of December 31, 2004, are as follows:

2005	$508,192
2006	7,500
Total	$515,692

Total rent expense for all operating leases in 2004, 2003 and 2002 was approximately $1,275,000,  $1,116,000 and $1,661,000, respectively.

In 2002 and 2003, the Company was the subject of an audit conducted by two of its largest suppliers.   The two producers had claims against the Company for underpayment of gas purchases.  At December 31, 2002, the Company estimated its liability under the audits at $40,000.  The $40,000 was included in accrued liabilities at December 31, 2002.  The audits were completed in 2003 and the resulting liability was settled at $700,000 which was included in accrued liabilities at December 31, 2003.  Settlement agreements were entered into in 2003 and the Company accrued an incremental $660,000 in gas purchase expense.  Payments due under the agreements were made in January 2004.

The Company is named as a defendant, from time to time, in litigation relating to its normal business operations.  Management is not aware of any significant litigation, pending or threatened, that would have a significant adverse effect on the Company’s financial position or results of operations.

E - EMPLOYEE BENEFIT PLAN

The Company sponsors a defined contribution 401(k) savings plan for all employees meeting certain length of service requirements.  Participants may contribute an amount up to 15% of pretax annual compensation subject to certain limitations in accordance with Section 401(k) of the Internal Revenue Code.  The Company matches employee contributions equal to 50% of that portion of each employee’s contribution which does not exceed 6% of eligible compensation.  The Company’s matching contributions to the plan were $90,652, $57,658 and $44,703 in 2004, 2003 and 2002, respectively.

F - SUBSEQUENT EVENTS

In January 2005, the Company formed Southern Dome, LLC, a limited liability company, organized under the laws of the state of Delaware, and a wholly-owned subsidiary of the Company.

In April 2005, the Company made distributions to its members for approximately $12,900,000.

In June 2005, Scissortail Energy, LLC signed a definitive purchase agreement to sell to Houston-based Copano Energy, LLC for $500 million in cash, subject to certain closing adjustments.  The company anticipates the acquisition will close in the third quarter of 2005, subject to customary closing conditions including regulatory approval.  The consummation of this transaction will give rise to a change in control as defined in the change of control agreements and the profit participation agreements for certain employees and members of management.  Payments under the change in control and profit participation agreements are expected to be approximately $20.6 million.

In June 2005, the Company entered into a change of control agreement with an employee that provides for a cash payment in the event of a change in control in which the employee is not retained by the Company subsequent to the change in control.  For purposes of this agreement, a change of control occurs when ScissorTail Holdings, LLC and Hamilton ScissorTail, LLC, taken together, no longer own or control at least 50% of the membership interests in ScissorTail Energy, LLC.  Payment under this agreement is expected to be $2.0 million.

(2)         Unaudited financial statements of ScissorTail Energy, LLC as of March 31, 2005 and December 31, 2004 and for the three months in the periods ended March 31, 2005 and 2004, respectively.

ScissorTail Energy, LLC

Consolidated balance sheets

(unaudited)

	March 31, 2005	December 31, 2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$17,275,604	$9,720,088
Accounts receivable	27,024,205	25,227,934
Prepaid expenses and other	443,440	561,037
Derivative assets	2,498,933	1,037,284
Total current assets	47,242,182	36,546,343

PROPERTY, PLANT AND EQUIPMENT, at cost:
Land and rights-of-way	4,777,180	4,777,180
Natural gas processing plant	15,093,932	15,093,932
Pipelines and pipeline equipment	39,952,561	40,584,490
Compressors	15,587,784	15,587,784
Corporate and other	1,113,059	1,105,761
Construction-in-progress	6,295,370	4,668,349
	82,819,886	81,817,496
Less-accumulated depreciation	(9,332,263)	(8,513,328)
Net property, plant and equipment	73,487,623	73,304,168

OTHER ASSETS:
Gas purchase contract, net of accumulated amortization of $4,209,380 and $3,990,546 at March 31, 2005 and December 31, 2004, respectively	1,823,619	2,042,454
Loan origination fees, net of accumulated amortization of$184,847 and $157,521 at March 31, 2005 and December 31, 2004, respectively	127,520	154,845
Other	1,775,363	1,555,646
Total other assets	3,726,502	3,752,945

Total assets	$124,456,307	$113,603,456

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES:
Gas purchases payable	$27,911,268	$28,265,596
Accounts payable-
Trade	2,442,259	3,024,437
Due to affiliate	48,810	17,504
Accrued liabilities	1,749,501	2,807,407
Derivative liabilities	2,909,066	521,255
Revolver loan	845,798	—
Total current liabilities	35,906,702	34,636,199

COMMITMENTS AND CONTINGENCIES

MEMBERS’ EQUITY:
Members’ equity	88,959,738	78,451,228
Accumulated other comprehensive income (loss)	(410,133)	516,029
Total members’ equity	88,549,605	78,967,257

Total liabilities and members’ equity	$124,456,307	$113,603,456

The accompanying notes are an integral part of these consolidated balance sheets.

ScissorTail Energy, LLC

Consolidated statements of operations

(unaudited)

	Three months ended March 31, 2005	Three months ended March 31, 2004

REVENUES	$72,519,075	$52,025,823

OPERATING COSTS AND EXPENSES:
Natural gas purchases and gas transportation costs	57,069,424	42,690,822
System operating and maintenance expenses	3,097,131	2,703,703
General and administrative expenses	825,744	832,048
Depreciation and amortization	1,065,151	997,853
Total operating costs and expenses	62,057,450	47,224,426

OPERATING INCOME	10,461,625	4,801,397

OTHER INCOME (EXPENSE):
Interest expense	(27,358)	(260,447)
Interest income and other	74,243	31,435

NET INCOME	$10,508,510	$4,572,385

The accompanying notes are an integral part of these consolidated financial statements.

ScissorTail Energy, LLC

Consolidated statement of members’ equity and comprehensive income

For the three months ended March 31, 2005

(unaudited)

	Members’ Equity	Accumulated Other Comprehensive Income (Loss)	Total

BALANCE, December 31, 2004	$78,451,228	$516,029	$78,967,257

COMPREHENSIVE INCOME:
Net income	10,508,510	—	10,508,510
Current period change in derivative instruments	—	(926,162)	(926,162)
Total comprehensive income			9,582,348

BALANCE, March 31, 2005	$88,959,738	$(410,133)	$88,549,605

The accompanying notes are an integral part of this consolidated financial statement.

ScissorTail Energy, LLC

Consolidated statements of cash flows

(unaudited)

	Three months ended March 31, 2005	Three months ended March 31, 2004
OPERATING ACTIVITIES:
Net income	$10,508,510	$4,572,385
Adjustments to reconcile net income to net cash provided by operating activities-
Depreciation and amortization	1,065,151	997,853
(Gain) loss on sale of assets	(3,356)	(25,444)
Non-cash interest on notes due to affiliates	—	110,435
Changes in operating assets and liabilities-
Accounts receivable	(1,796,271)	1,282,639
Prepaid expenses and other	117,597	197,194
Other assets	(219,717)	(68,835)
Gas purchases payable	(354,328)	1,515,808
Accounts payable	(550,872)	(114,290)
Accrued liabilities	(1,057,906)	(994,317)
Net cash provided by operating activities	7,708,808	7,473,428

INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(1,002,890)	(1,760,794)
Proceeds from dispositions of property, plant and equipment	3,800	35,000
Net cash used in investing activities	(999,090)	(1,725,794)

FINANCING ACTIVITIES:
Proceeds from borrowings	845,798	—
Payments of long-term debt and capital lease obligation	—	(5,985,709)
Net cash provided by (used in) financing activities	845,798	(5,985,709)

INCREASE IN CASH AND CASH EQUIVALENTS	7,555,516	(238,075)
CASH AND CASH EQUIVALENTS, beginning of period	9,720,088	8,782,561
CASH AND CASH EQUIVALENTS, end of period	$17,275,604	$8,544,486

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$27,358	$271,144

The accompanying notes are an integral part of these consolidated financial statements.

ScissorTail Energy, LLC

Notes to consolidated financial statements

(unaudited)

A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

1.     Organization

ScissorTail Energy, LLC (the Company), a limited liability company, was organized June 29, 2000 under the laws of the state of Delaware. The Company primarily gathers and processes natural gas in Oklahoma.  In January 2005, the Company formed Southern Dome, LLC (Southern Dome), a limited liability company, organized under the laws of the state of Delaware and a wholly-owned subsidiary of the Company.  Southern Dome had no activity for the period end March 31, 2005.

In the opinion of management, all adjustments (all of which are normal and recurring) have been made that are necessary to fairly state the consolidated financial position of ScissorTail Energy, LLC and subsidiary as of March 31, 2005, and the results of operations for the three-month periods ended March 31, 2005 and 2004.  The unaudited interim consolidated financial statements should be read in conjunction with the financial statements and notes thereto of ScissorTail Energy, LLC for the year ended December 31, 2004.

2.     Use of Estimates

The preparation of financial statements in conformity with accounting principles general accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results may differ from those estimates.

3.     Derivatives and Hedging

The Company applies the provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, to its derivatives and hedging activities.  The fair value of all derivative assets and liabilities that are designated and documented as cash flow hedges and determined to be effective are recorded through other comprehensive income.  The amount on the balance sheet relating to derivative assets and liabilities in accumulated other comprehensive income will be reclassified into earnings when the transactions being hedged occur.

In 2004, the Company entered into certain natural gas derivative transactions on its account.  These contracts consist of calls, puts and collars and represent cash flow hedges that were executed in order to hedge the Company’s exposure to changes in the price of natural gas.  The Company has a formal policy for any hedge transaction which limits the open position to no more than 9,000 mmbtu per day in any one month.   At March 31, 2005, the summary of the Company’s derivative contracts for its account is as follows:  Collars for 200,000 mmbtu per month for the period April 2005 through October 2005 at prices ranging from $5.00 to $8.01.  At December 31, 2004, the summary of the Company’s contracts is as follows:  Collars for 100,000 to 250,000 mmbtu per month for the period January 2005 through October 2005 at prices ranging from $5.00 to $9.00.

In 2004 and 2005, the Company entered into certain derivative transactions on behalf of three major suppliers from whom the Company purchases a significant volume of natural gas.  The arrangement with the suppliers provides that any gains or losses that result from the derivative transactions pass through to the suppliers.  The Company evaluates the credit risk related to the suppliers on a regular basis, and the Company received a fee up to $1,500 per month related to these transactions.  The Company had approximately $130,000 due from suppliers at March 31, 2005, included in accounts receivable, in the accompanying balance sheet.

4.     Accumulated Other Comprehensive Income (Loss)

The reconciliation of accumulated other comprehensive income (loss) for the period ended March 31, 2005, is as follows:

Balance, beginning of period	$516,029
Current period reclassification to earnings	—
Current period change	(926,162)
Balance, end of period	$(410,133)

B - LONG-TERM DEBT

The Company has a loan and security agreement (the Credit Facility) with a commercial bank that provides for a $15,000,000 revolving loan.  As collateral for the Credit Facility, the Company has pledged substantially all of its assets.

The amount that the Company can borrow under the revolving loan is limited, at any given time, to the borrowing base as determined by eligible accounts receivable.   For each advance, the Company designates the interest terms by selecting either a prime rate revolving loan or a LIBOR revolving loan (both defined in the Credit Facility).  Interest payments are due monthly.  The outstanding principal and all accrued interest on the revolving loan are due and payable May 29, 2006.  The Company had borrowings of $845,798 under the revolving loan at March 31, 2005.  The amount available under this credit facility at March 31, 2005 was $14,154,202.

C - COMMITMENTS AND CONTINGENCIES

The Company enters into natural gas purchase and sales contracts and natural gas processing agreements in the ordinary course of its gas gathering and processing business.

Under the provisions of a natural gas liquids sales agreement with one of the Company’s major customers, the Company is subject to incremental transportation charges if the delivered volumes of liquids are less than a specified minimum volume.  Through March 31, 2005, the volumes delivered were less than the specified minimum.  As a result, the Company has accrued an obligation of approximately $467,000 at March 31, 2005, which management believes adequately reflects the obligation at that date.

Certain key employees of the Company have profit participation agreements that provide for cash payments in the event of a change of control of ScissorTail.  Any profit participation amount payable under these agreements would be based on the employee’s profit percentage multiplied by the net proceeds of the transaction giving rise to a change of control.  For purposes of these agreements, a change of control occurs when ScissorTail Holdings, LLC and Hamilton ScissorTail LLC, taken together, no longer own or control at least 50% of the membership interests in ScissorTail Energy, LLC.

D - SUBSEQUENT EVENTS

In April 2005, the Company made distributions to its members for approximately $12,900,000.

In June 2005, the Company entered into a change of control agreement with an employee that provides for a cash payment in the event of a change of control in which the employee is not retained by the Company subsequent to the change in control. For purposes of this agreement, a change of control occurs when ScissorTail Holdings, LLC and Hamilton ScissorTail, LLC, taken together, no longer own or control at least 50% of the membership interests in ScissorTail Energy, LLC.  Payments under this agreement are expected to be $2.0 million.

In June 2005 Scissortail Energy, LLC signed a definitive purchase agreement to sell to Houston-based Copano Energy, LLC for $500 million in cash, subject to certain closing adjustments.  The company anticipates the acquisition will close in the third quarter of 2005, subject to customary closing conditions including regulatory approval.  The consummation of this transaction will give rise to a change in control as defined in the change of control agreements and the profit participation agreements for certain employees and members of management.  Payments under the change in control and profit participation agreements are expected to be approximately $20.6 million.

(b) Pro Forma Financial Information.

Pro forma financial statements as of March 31, 2005, for year ended December 31, 2004 and for the three months ended March 31, 2005.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Introduction

Following are the unaudited pro forma consolidated financial statements of Copano Energy, L.L.C. and its subsidiaries (“Copano”) as of March 31, 2005, and for the year ended December 31, 2004 and for the three months ended March 31, 2005.  The pro forma financial information gives effect to (i) Copano’s initial public offering and related transactions in November 2004 (collectively, the “IPO Transactions”), in the case of the unaudited pro forma consolidated statement of operations for the year ended December 31, 2004 and (ii) Copano’s acquisition of ScissorTail Energy, LLC (“ScissorTail”), the placement of equity and debt and related transactions (collectively, the “ScissorTail Transactions” and together with the IPO Transactions, the “Transactions”), in each case.  The unaudited pro forma consolidated balance sheet assumes that the ScissorTail Transactions occurred as of March 31, 2005 and the unaudited pro forma consolidated statements of operations for the year ended December 31, 2004 and for the three months ended March 31, 2005 assume that the Transactions occurred on January 1, 2004.  The Transaction adjustments are described in the accompanying notes to the unaudited pro forma consolidated financial statements.

The unaudited pro forma consolidated financial statements and accompanying notes should be read together with Copano’s related historical consolidated financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2004 and the Quarterly Report on Form 10-Q for the period ended March 31, 2005 as filed with the Securities and Exchange Commission and ScissorTail’s related historical financial statements and notes thereto beginning on page 6.  The unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of operations were derived by adjusting the historical consolidated financial statements of Copano and ScissorTail.  These adjustments are based on currently available information and certain estimates and assumptions and, therefore, the actual effects of the Transactions may differ from the effects reflected in the unaudited pro forma consolidated financial statements.  However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited consolidated pro forma financial statements.

The unaudited pro forma consolidated financial statements are not necessarily indicative of the consolidated financial condition or results of operations of Copano had the Transactions actually been completed at the beginning of the period or as of the date specified.  Moreover, the unaudited pro forma consolidated financial statements do not project consolidated financial position or results of operations of Copano for any future period or at any future date.

COPANO ENERGY, L.L.C.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
MARCH 31, 2005

	Historical Copano	Historical ScissorTail	ScissorTail Transactions Adjustments		Pro Forma
			(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$10.6	$17.3	$135.5	(a)	$28.9
			39.5	(a)
			(1.2	)(b)
			220.0	(c)
			(5.0	)(c)
			(53.0	)(d)
			1.0	(d)
			170.0	(f)
			(5.0	)(f)
			(500.8	)(g)

Escrow cash	1.0	—	(1.0	)(d)	—
Accounts receivable, net	34.8	27.0	—		61.8
Accounts receivable from affiliates	1.3	—	—		1.3
Prepayments and other current assets	0.9	2.9	—		3.8
Total current assets	48.6	47.2	—		95.8

Property, plant and equipment, net	119.1	73.6	355.7	(g)	548.4
Intangible assets, net	4.4	—	47.7	(g)	52.1
Investment in unconsolidated affiliate	4.6	—	—		4.6
Goodwill	—	—	8.1	(g)	8.1
Other assets, net	2.2	3.7	5.0	(c)	14.1
			(1.8	)(e)
			5.1	(f)
			(0.1	)(g)
Total assets	$178.9	$124.5	$419.7		$723.1

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Accounts payable	$37.2	$30.4	$—		$67.6
Accounts payable to affiliates	0.2	—	—		0.2
Note payable	0.2	0.8	(0.8	)(g)	0.2
Other current liabilities	1.8	4.7	0.2	(b)	6.8
			0.1	(f)
Total current liabilities	39.4	35.9	(0.5)		74.8

Revolving credit facilities:
Existing credit facilities	53.0	—	(53.0	)(d)	—
New senior secured revolving credit facility	—	—	220.0	(c)	220.0
Senior unsecured term note	—	—	170.0	(f)	170.0
Other noncurrent liabilities	0.8	—	—		0.8

Members’ capital:
Common units	94.6	—	39.5	(a)	136.3
			(0.3	)(b)
			2.5	(h)

Subordinated units	10.3	—	—		10.3
Class B units	—	—	135.5	(a)	134.4
			(1.1	)(b)

Deferred compensation	(0.6)	—	(2.5	)(h)	(3.1)
Paid-in capital	—	43.5	(43.5	)(g)	—
Accumulated earnings (deficit)	(18.6)	45.5	(1.8)	(e)	(20.4)
			(45.5	)(g)
Accumulated other comprehensive income (loss)	—	(0.4)	0.4		—
Total members’ capital	85.7	88.6	83.2		257.5
Total liabilities and members’ capital	$178.9	$124.5	$419.7		$723.1

See accompanying notes to the unaudited pro forma consolidated financial statements.

COPANO ENERGY, L.L.C.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2004

	Historical Copano	IPO Transaction Adjustments		Copano Pro Forma for IPO Transactions Subtotal	Historical ScissorTail	ScissorTail Transactions Adjustments		Pro Forma Total for Transactions
	(In millions, except per unit amounts)
Revenue:
Natural gas sales	$262.9	$—		$262.9	$166.5	$—		$429.4
Natural gas liquids sales	163.6	—		163.6	75.3	—		238.9
Transportation, compression and processing fees	9.4	—		9.4	0.3	—		9.7
Other	1.8	—		1.8	10.1	—		11.9
Total revenue	437.7	—		437.7	252.2	—		689.9

Costs and expenses:
Cost of natural gas sold	384.0	—		384.0	195.3	—		579.3
Transportation	2.1	—		2.1	6.8	—		8.9
Operations and maintenance	12.5	—		12.5	11.3	(0.8	)(s)	23.0
Depreciation and amortization	7.3	—		7.3	4.1	23.0	(r)	34.4
General and administrative(q)	9.2	—		9.2	3.8	0.8	(p)	13.8
Taxes other than income	0.8	—		0.8	—	0.8	(s)	1.6
Equity in loss from unconsolidated affiliate	(0.4)	—		(0.4)	—	—		(0.4)
Total costs and expenses	415.5	—		415.5	221.3	23.8		660.6

Operating income	22.2	—		22.2	30.9	(23.8)		29.3
Interest and other income	0.1	—		0.1	0.1	—		0.2
Interest and other financing costs	(23.2)	17.0	(i)	(4.9)	(0.7)	5.6	(n)	(35.8)
		1.3	(j)			(35.8	)(o)
Income (loss) from continuing operations(k)	$(0.9)	$18.3		$17.4	$30.3	$(54.0)		$(6.3)

Basic weighted average units outstanding:
Common and subordinated units	2.6	8.0	(l)	10.6		1.4	(m)	12.0
Class B units	—	—		—		4.8	(m)	4.8

Basic per unit income (loss) from continuing operations: (t)
Common and subordinated units	$(0.35)			$1.65				$(0.37)
Class B units	$—			$—				$(0.37)

Diluted weighted average units outstanding:
Common and subordinated units	2.6	8.0	(l)	10.6		1.4	(m)	12.1
						0.1	(1)
Class B units	—	—		—		4.8	(m)	4.8

Diluted per unit income (loss) from continuing operations: (t)
Common and subordinated units	$(0.35)			$1.64				$(0.37)
Class B units	$—			$—				$(0.37)

See accompanying notes to the unaudited pro forma consolidated financial statements.

COPANO ENERGY, L.L.C.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2005

	Historical Copano	Historical ScissorTail	ScissorTail Transaction Adjustments		Pro Forma Total for Transactions
	(In millions, except per unit amounts)
Revenue:
Natural gas sales	$78.1	$46.4	$—		$124.5
Natural gas liquids sales	45.6	21.8	—		67.4
Transportation, compression and processing fees	2.2	0.1	—		2.3
Other	1.0	4.2	—		5.2
Total revenue	126.9	72.5	—		199.4

Costs and expenses:
Cost of natural gas sold	111.7	54.7	—		166.4
Transportation	0.6	2.3	—		2.9
Operations and maintenance	3.0	3.1	(0.2	)(s)	5.9
Depreciation and amortization	1.8	1.1	5.7	(r)	8.6
General and administrative(q)	3.4	0.8	0.2	(p)	4.4
Taxes other than income	0.2	—	0.2	(s)	0.4
Equity in loss from unconsolidated affiliate	(0.2)	—	—		(0.2)
Total costs and expenses	120.5	62.0	5.9		188.4

Operating income	6.4	10.5	(5.9)		11.0
Interest and other income	0.1	—	—		0.1
Interest and other financing costs	(1.1)	—	1.1	(n)	(9.6)
			(9.6	)(o)
Income (loss) from continuing operations(k)	$5.4	$10.5	$(14.4)		$1.5

Basic weighted average units outstanding:
Common and subordinated units	10.6		1.4	(m)	12.0
Class B units	—		4.8	(m)	4.8

Basic per unit income from continuing operations: (t)
Common and subordinated units	$0.51				$0.09
Class B units	$—				$0.09

Diluted weighted average units outstanding:
Common and subordinated units	10.6		1.4	(m)	12.1
			0.1	(1)
Class B units	—		4.8	(m)	4.8

Diluted per unit income from continuing operations: (t)
Common and subordinated units	$0.51				$0.09
Class B units	$—				$0.09

See accompanying notes to the unaudited pro forma consolidated financial statements.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Transactions

The unaudited pro forma consolidated financial statements reflect the following Transactions:

ScissorTail Transactions:

•      $175 million aggregate placement of equity comprising 1,372,458 common units at a price of $28.78 per common unit for aggregate proceeds of $39.5 million and 4,830,758 Class B units at a price of $28.05 per Class B unit for aggregate proceeds of $135.5 million;

•      fees and expenses associated with the placement of equity estimated to be approximately $1.4 million;

•      new $350.0 million senior secured revolving credit facility (the “Credit Agreement”) with an initial draw deemed to be $220.0 million as of March 31, 2005 and payment of $5.0 million for related debt issuance costs

•      pay down of existing senior indebtedness of Copano with proceeds from the Credit Agreement;

•      issuance of $170.0 million of senior unsecured term note (the “Term Note Facility”) and related expenses;

•      acquisition of ScissorTail;

•      issuance of restricted units to employees of ScissorTail; and

•      payment of expenses and fees associated with the acquisition of ScissorTail.

IPO Transactions:

•      the November 2004 public offering of 5,000,000 common units and the conversion or exchange of the pre-offering units into post-offering units;

•      redemption of the redeemable preferred units; and

•      pay down of senior indebtedness and certain other obligations with proceeds from the offering;

Pro Forma Adjustments:

Balance Sheet

(a)           Reflects proceeds from the issuance of 1,372,458 common units at a price of $28.78 per common unit resulting in aggregate proceeds of $39.5 million and the issuance of 4,830,758 Class B units at a price of $28.05 per Class B unit resulting in aggregate proceeds of $135.5 million.

(b)           Reflects fees and expenses associated with the issuance of the common units and Class B units of approximately $1.4 million, representing $1.2 million in cash and the accrual of $0.2 million for the cost to register the units.

(c)           Reflects proceeds from the initial borrowings under the Credit Agreement and payment of $5.0 million for related debt issuance costs.

(d)           Reflects the repayment of $53.0 million of existing senior indebtedness with proceeds from borrowings under the Credit Agreement and the release of the related escrow cash.

(e)           Reflects the write off of $1.8 million of unamortized debt issuance costs associated with the existing senior indebtedness retired in (d) above.

(f)            Reflects the issuance of $170.0 million under the Term Note Facility and $5.1 million of related issuance costs representing $5.0 million in cash and the accrual of $0.1 million.

(g)           The following is a preliminary estimate of the purchase price for the ScissorTail acquisition (in millions):

Purchase Price for ScissorTail membership interests	$500.0
Estimated net working capital adjustments	(4.1)
Acquisition costs	4.9
Total purchase price	$500.8

This preliminary estimate of the purchase price has been allocated as presented below based on an internally prepared assessment of the fair value of the assets and liabilities of ScissorTail as of March 31, 2005.

	Book Value of Assets Acquired (Liabilities Assumed)	Preliminary Purchase Price Allocation Adjustments	Preliminary Fair Value
	(in millions)
Cash and cash equivalents	$17.3	$—	$17.3
Accounts receivable	27.0	—	27.0
Prepayments and other current assets	2.9	—	2.9
Property, plant and equipment	73.6	355.7	429.3
Intangibles	—	47.7	47.7
Goodwill	—	8.1	8.1
Other assets	3.7	(0.1)	3.6
Accounts payable	(30.4)	—	(30.4)
Notes payable	(0.8)	0.8	—
Other current liabilities	(4.7)	—	(4.7)
	$88.6	$412.2	$500.8

All liabilities assumed were at their fair values.  The fair value of intangibles is estimated to be $47.7 million (see Note (r) below).  There were no identified intangibles which were determined to have indefinite lives.  This preliminary assessment of fair value resulted in $8.1 million of goodwill which will be subject to periodic impairment testing.

(h)           Reflects the issuance of 86,000 restricted common units to employees of ScissorTail on March 31, 2005 at the closing of the acquisition of ScissorTail.  Copano’s closing unit price of $29.58 per common unit on March 31, 2005 was used to establish the intrinsic value of these restricted units as of March 31, 2005.

Statements of Operations

(i)            Reflects the reversal of interest expense, accretion of the discount, write off of the discount and issuance costs and amortization of issuance costs related to the redeemable preferred units which were redeemed using proceeds from the initial public offering.

(j)            Reflects a reduction in interest expense of $1.3 million for the year ended December 31, 2004 related to the repayment of existing senior indebtedness using proceeds from the initial public offering.

(k)           Excludes a nonrecurring charge of $0.7 million and $1.9 million for the year ended December 31, 2004 and the three months ended March 31, 2005, respectively, related to the write-off of the remaining debt issuance costs associated with the existing senior indebtedness to be refinanced with proceeds from the ScissorTail Transactions.  Such redemption is considered an early extinguishment of debt.

(l)            Reflects the initial public offering of common units and the conversion or exchange of the pre-offering units into post-offering units as if the initial public offering occurred on January 1, 2004.

(m)          Reflects the equity placement of 1,372,458 common units and 4,830,758 Class B units.

(n)           Reflects the reversal of $5.6 million and $1.1 million for the year ended December 31, 2004 and the three months ended March 31, 2005, respectively, of interest expense and amortization of debt issuance costs related to the existing senior indebtedness repaid with proceeds from the Credit Agreement.

(o)           Reflects $35.8 million and $9.6 million for the year ended December 31, 2004 and the three months ended March 31, 2005, respectively, of interest expense and amortization of debt issuance costs related to the ScissorTail Transactions.

(p)           Reflects the amortization of the intrinsic value of the restricted units to be issued to employees of ScissorTail at the closing of the acquisition of ScissorTail.  Copano’s initial public offering price of $20.00 per common unit was used to establish the intrinsic value of these restricted units.

(q)           Excludes the pro forma impact of general and administrative expense reimbursements that would have been made in accordance with the Copano limited liability company agreement.  On a pro forma basis, such reimbursement amounts would have been approximately $3.2 million and $1.4 million for the year ended December 31, 2004 and the three months ended March 31, 2005, respectively.

(r)            Reflects depreciation and amortization, based on the preliminary purchase price allocation, of the new basis in property, plant and equipment and intangibles.  The following estimates the increase or decrease in depreciation and amortization should the final purchase price allocation of goodwill change by the amounts indicated (in millions).

Property, plant and equipment:
Change of purchase price allocation	$25.0	$50.0	$75.0	$100.0
Results in change to depreciation expense:
Year ended December 31, 2004	$1.3	$2.5	$3.8	$5.0
Three months ended March 31, 2005	$0.3	$0.6	$0.9	$1.3

Intangibles:
Change of purchase price allocation	$10.0	$20.0	$40.0	$50.0
Results in change to depreciation expense:
Year ended December 31, 2004	$1.2	$2.3	$4.7	$5.8
Three months ended March 31, 2005	$0.3	$0.6	$1.2	$1.5

(s)            Reflects reclassification of ScissorTail information to conform with Copano’s financial statement presentation.

(t)            The weighted average units outstanding used in the net income per unit calculation includes the common units, the subordinated units and the Class B units.  Pro forma net income per unit is determined by dividing the pro forma net income that would have been allocated to holders of the common units, the subordinated units and the Class B units by the number of common units, subordinated units and Class B units expected to be outstanding at the closing of the Transactions.  For purposes of this calculation, the total number of common, subordinated units and Class B units outstanding of 16,760,595 was assumed to have been outstanding since January 1, 2004.  The “if-converted” method is used since the Class B units are convertible into common units and the effect of conversion is dilutive.

Description of Equity Interest

The common and subordinated units represent limited liability company interests in Copano Energy, L.L.C. The holders of the units are entitled to participate in distributions and exercise the rights and privileges available to unitholders under the limited liability company agreement.

The common units have the right to receive a minimum quarterly distribution of $0.40 per unit, plus any arrearages on the common units, before any distribution is made to the holders of the subordinated units.

The subordinated units generally receive quarterly cash distributions only when the common units have received a minimum quarterly distribution of $0.40 per unit for each quarter since the commencement of operations. Subordinated units will convert into common units on a one-for-one basis when the subordination period ends. The subordination period will end when

Copano Energy, L.L.C. meets financial tests specified in the limited liability company agreement but generally cannot end before December 31, 2006.

The Class B units represent a new class of equity securities that is entitled to a special quarterly distribution equal to 110% of the distribution received by the common units, has no voting rights other than as required by law and is subordinated to the common units on dissolution and liquidation.  If approved by a vote of Copano’s unitholders, the Class B Units will convert into common units on a one-for-one basis.  Copano has agreed to hold a special meeting of its unitholders to consider the conversion as soon as feasible.  The allocation of common units and Class B units was modified from previously announced levels to accommodate NASDAQ listing requirements.

(c) Exhibits.

23.1        Consent of Grant Thornton LLP.

99.1        Press Release dated August 2, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPANO ENERGY, L.L.C.

Date: August 3, 2005	By:	/s/ Matthew J. Assiff
Name: Matthew J. Assiff
Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of Grant Thornton LLP

99.1	Press Release dated August 2, 2005